Exhibit 10.6

January 31, 2012

Via Federal Express

Emily Wang

Supervisor

6F., No.306, Sec. 2, Bade Rd., Zhongshan Dist.,

Taipei City 104, Taiwan (R.O.C.)

Re:                             OPT-822/821 Products

Dear Emily,

Optimer Pharmaceuticals, Inc. (“Optimer”) and Optimer Biotechnology, Inc. (“OBI”) are parties to an Intellectual Property Assignment and License Agreement effective as of October 30, 2009 (the “Agreement”).  This letter agreement (this “Letter Agreement”) confirms the mutual agreement of Optimer and OBI concerning the parties’ interest in entering into a license agreement pursuant to which OBI would license certain patents and know-how to Optimer concerning the compound(s) known as OPT-822/821.  All capitalized terms, where not otherwise defined in this Letter Agreement, will have the meanings set forth in the Agreement.

By our mutual execution of this Letter Agreement, the parties agree to the following:

If OBI or one of its Affiliates receives any Offer (as defined below) within the period of the Effective Date of the Agreement and through the ten (10) year anniversary of the Effective Date, then Optimer shall have a right of first refusal (the “Right of First Refusal”) to obtain an exclusive, royalty-bearing license (including the right to sublicense) under the OPT-822/821 Patents and the OBI OPT-822/821 Technology to develop, make, have made, use, sell, offer for sale, have sold, and import OPT-822/821 Products in the Offered Territory (as defined below) related to such Offer.  Notwithstanding the foregoing, in the event that OBI undergoes a change of control, this Letter Agreement shall be automatically terminated.  In this paragraph,  a “change of control” is deemed to occur if OBI (a) completes a transaction in which OBI merges or consolidates with any other entity (other than a subsidiary of OBI); or (b) effects any other transaction or series of transactions (other than a stock offering resulting in OBI’s shares being listed on a national or other publicly recognized stock exchange and other than other bona-fide fund raising from existing or new investors in the ordinary course of business), such that in either case of clause (a) or (b) the shareholders of OBI immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or

Confidential

10110 SORRENTO VALLEY ROAD, SUITE C   SAN DIEGO, CALIFORNIA 92121   TEL: 858-909-0736 FAX: 858-909-0737

capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

Prior to OBI or any of its Affiliates accepting a bona fide offer (an “Offer”), whether written or oral, to exclusively (or co-exclusively with OBI or any of its Affiliates) license any of the OPT-822/821 Patents and/or OBI OPT-822/821 Technology in a territory that includes any part of the world other than the countries of Taiwan R.O.C., China, the territory of Hong Kong, Indonesia, India and the ASEAN Secretariat countries, comprising Thailand, Vietnam, Laos, Cambodia, Burma, Thailand, Malaysia, Singapore, Brunei, Pakistan or the Philippines (the “Excluded Countries”), OBI shall deliver a written notice to Optimer specifying the OPT-822/821 Patents and/or OBI OPT-822/821 Technology to be licensed and all material terms of such proposed transaction (an “Offer Notice”); provided, however, that if the Offer has been made in writing, the Offer Notice shall include a copy of such Offer.  The previous sentence notwithstanding, OBI shall not be obligated to disclose the name of any potential counterparty with respect to an Offer to the extent such disclosure would be prohibited by a confidentiality agreement with such potential counterparty.  The territory that is the subject of any applicable Offer, excluding any Excluded Countries, is referred to as the “Offered Territory”.  Optimer shall have thirty (30) calendar days after the receipt of the Offer Notice to notify OBI in writing whether it wishes to exercise the Right of First Refusal (an “Exercise Notice”).  If Optimer delivers an Exercise Notice within such thirty (30) calendar day period, then OBI shall negotiate in good faith with Optimer to execute and deliver appropriate documentation to consummate an exclusive license in the Offered Territory within sixty (60) days after OBI’s receipt of the Exercise Notice, including sharing of such information regarding OPT-822/821 as Optimer may reasonably request to evaluate the Offer.  If Optimer and OBI are unable to execute and deliver appropriate documentation to consummate such transaction within sixty (60) days after OBI’s receipt of the Exercise Notice or Optimer affirmatively indicates in writing that it is not interested in exercising its Right of First Refusal or continuing to negotiate, OBI shall be free to accept the applicable Offer and exclusively license the OPT-822/821 Patents and/or the OBI OPT-822/821 Technology in the Offered Territory pursuant to the terms contained in the Offer Notice; provided, however, that neither OBI nor its Affiliates shall consummate any licensing transaction related to the applicable Offer with a third party which contains terms more favorable than those set forth in the applicable Offer Notice or those offered by Optimer during any negotiation period without first re-offering such more favorable terms to Optimer in accordance with this Letter Agreement.

As consideration for the grant of the Right of First Refusal, Optimer hereby waives OBI’s obligations under Section 5.1 of the Agreement with respect to OPT-822/821; provided that such obligations shall be reinstated if and when OBI undergoes a change of control which results in the termination of this Letter Agreement.

Each party will keep the contents, terms and existence of this Letter Agreement, as well as information exchanged by the parties relating to the OPT-822/821 Patents and/or the OBI OPT-822/821 Technology, including, without limitation, technical information, know-how, scientific information, formulae, manufacturing data and procedures, marketing information and strategies, sales and financial data (collectively, “Confidential Information”), in complete confidence and will not, without the prior written consent of the other party, use or exploit, in whole or in part, any Confidential Information other than as contemplated herein or disclose any Confidential Information to any person not otherwise contemplated herein; provided, however, that (a) each party may disclose Confidential Information to its Affiliates and third-party manufacturers and their respective officers and employees and to their respective legal, accounting, tax, regulatory and other professional advisors whose knowledge of such Confidential Information, in the reasonable opinion of the disclosing party, is necessary for assessing and/or implementing the transactions contemplated hereby; (b) each party will use reasonable efforts to ensure that each person to whom any Confidential Information is disclosed pursuant to clause (a) above adheres to the terms of this undertaking as if he, she, or it were a party hereto; and (c) either party may disclose Confidential Information to the extent required by law (including requirements of any regulatory body or securities exchange on which a party’s common stock is listed) but shall use commercially reasonable efforts to provide adequate prior notice to the other party to seek a protective order or other relief to prevent such disclosure.

This Letter Agreement may not be assigned by any party without the prior written consent of the other party; provided that Optimer may assign its Right of First Refusal (including any portion thereof with respect to a particular territory or territories) to any subsidiary that is wholly-owned, directly or indirectly, by Optimer.

[Signature Page Follows]

Please sign two (2) originals of this Letter Agreement and return one to Optimer at the address above.

OPTIMER PHARMACEUTICALS, INC.

By:
Name:	Pedro Lichtinger
Title:	President and Chief Executive Officer
Date:

ACCEPTED and AGREED:
OPTIMER BIOTECHNOLOGY, INC.

By:
Name:	Emily Wang
Title:	Supervisor
Date: